Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”) is entered into as of November 24, 2010, by and between DEL MONTE CORPORATION, a Delaware corporation, with its principal place of business in San Francisco, California (“Company”) and NILS LOMMERIN, an individual residing in the State of California (“Executive”), to amend the Employment Agreement dated September 1, 2004 between the Company and Executive (“Employment Agreement”), as amended by the First Amendment to the Employment Agreement entered into as of August 8, 2007 (“First Amendment”), as follows:

1. Gross-Up Payment. Section 4(g)(ii) of the Employment Agreement is amended to read as follows:

“(ii) Gross-Up Payment. If it is determined that any payments or benefits of any kind, whether under this Employment Agreement or any other plan, agreement or arrangement of the Corporation or of Del Monte Foods Company paid or payable to or for the benefit of Executive, or any other compensation from whatever source paid or payable to or for the benefit of Executive that is deemed contingent on a Change of Control (or that is otherwise deemed a parachute payment under Treas Reg Section 1.280G-1, Q&A-2) (collectively, the “Payment”) is an “excess parachute payment” within the meaning of Code Section 280G and would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall pay Executive an additional cash payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes and Excise Tax imposed on the Gross-Up Payment, Executive shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment; provided, however, that such Gross-Up Payment shall only be paid if the original Payment exceeds the Code Section 280G excess parachute payment criterion by five percent (5%) or more. The Gross-Up Payment shall be subject to and paid net of any applicable withholding. The amount of any Gross-Up Payment or Excise Tax shall be reasonably determined by the Company after consultation with its legal and tax advisors.”

Notwithstanding the foregoing, any Gross-Up Payment will be paid to Executive within thirty (30) days after the date the amount thereof has been determined, but in no event later than the end of the calendar year following the calendar year in which the income taxes and Excise Tax are remitted to the applicable taxing authority.

If no Gross-Up Payment is payable to Executive pursuant to the above because the payment did not exceed the above-referenced 5% threshold, but it is determined that the Payment nonetheless would be subject to the Excise Tax, then the Payment will be either (i) reduced to an amount that would result in no portion of the Payment being subject to the Excise Tax, or (ii) paid in full, whichever of (i) or (ii), after taking into account all applicable taxes, including without limitation, any income taxes, employment taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount.

Except as expressly provided in this Second Amendment, all other provisions of the Employment Agreement and the First Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date set forth below.

EXECUTIVE

/s/ Nils Lommerin
Nils Lommerin

CORPORATION

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto
Richard W. Muto
Executive Vice President,
Chief Human Resources Officer

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